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PROSPECTUS
                                 SARA LEE CORPORATION

                            46,282 SHARES OF COMMON STOCK

                            (PAR VALUE $1.331/3 PER SHARE)


    This prospectus (the "Prospectus") relates to up to 46,282 shares (the "Shares") of common stock, par value $1.331/3 per share (the "Common Stock"), of Sara Lee Corporation, a Maryland corporation (the "Corporation"), which may be offered for sale by certain stockholders of the Corporation (the "Selling Securityholders") from time to time. The distribution of the Shares by the Selling Securityholders may be effected from time to time by one or more broker-dealers, in one or more transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other stock exchanges on which the Common Stock is listed pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. The Registration Statement has been prepared in accordance with an agreement between the Corporation and the Selling Securityholders.

    None of the proceeds from the sale of the Shares will be received by the Corporation. The Corporation will bear all expenses of the offering, except that the Selling Securityholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Securityholders. The Corporation and the Selling Securityholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    The Common Stock is listed on the New York Stock Exchange, Inc., the Midwest Stock Exchange, Incorporated, The Pacific Stock Exchange, Incorporated, The Stock Exchange (London), Bourne (Paris), the Amsterdam Stock Exchange, and the (Swiss) Stock Exchanges of Zurich, Basel, and Geneva.

    Each share of Common Stock (including the Shares) includes one-fourth of a Right to purchase one one hundredth of a share of Series A Junior Participating Preferred Stock of the Corporation or, under certain circumstances, Common Stock or other securities, cash or other assets.

                          ----------------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Selling Securityholders, directly or through broker-dealers or agents designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the purchase price, the public offering price, the names of any such broker-dealer or agent, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the Shares will be the purchase price of the Shares sold

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less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Corporation. See "Plan of Distribution."

    The Selling Securityholders and any broker-dealer or agent that participates with the Selling Securityholders in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Corporation has agreed to indemnify the Selling Securityholders and any underwriter against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution." To the extent required, an accompanying Prospectus Supplement will set forth any other indemnification arrangements.

    No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering hereto contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Corporation or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Corporation since the date hereof.

                 The date of this Prospectus is October 22, 1996.


    A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

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                                AVAILABLE INFORMATION

    The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 230 South Dearborn Street, Chicago, Illinois 60604 and 75 Park Place, New York, New York 10017. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Such documents can also be inspected at the offices of the following stock exchanges on which the Corporation's Common Stock is listed: New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005; Midwest Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

    The Prospectus does not contain all information set forth in the registration statement to which this Prospectus relates (the "Registration Statement") and the exhibits thereto which the Corporation has filed with the Commission under the Securities Act and to which reference is hereby made. The Corporation will provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in the Registration Statement other than exhibits to such information (unless such exhibits are specifically incorporated by reference therein). Such written requests should be addressed to Sara Lee Corporation, Three First National Plaza, Suite 4600, Chicago, Illinois 60602-4260, Attention: Janet L. Kelly, Esq., Senior Vice President, Secretary and General Counsel; telephone number
(312) 558-8503.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission in accordance with the provisions of the Exchange Act are incorporated herein by reference:

         (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended June 29, 1996;

         (b) All other reports filed by the Corporation pursuant to Sections 13(a) or 15(d) of the Exchange Act since June 29, 1996; and

         (c) The Registration Statement No. 33-18488 filed with the Commission on November 12, 1987, and Registration Statement No. 34-397183 on Form 8-A filed with the Commission on May 11, 1988 (as amended by Form 8 thereto filed with the Commission on November 15, 1989), as to Description of the Common Stock of the Corporation only.

    All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the

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extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE CORPORATION

    The Corporation is an international manufacturer and marketer of food and consumer packaged goods. The Corporation's products and services include frozen baked goods; processed meats; coffee and tea; beverage systems; food and non-food products distributed to the foodservice industry; hosiery, underwear, activewear, and other apparel and accessory items; and personal, household and shoe care products. The principal executive offices of the Corporation are located at Three First National Plaza, Chicago, Illinois 60602-4260, telephone number (312) 726-2600.

                                   USE OF PROCEEDS

    The Corporation will receive none of the proceeds from the offering and sale of the Shares.

                             THE SELLING SECURITYHOLDERS

    The Selling Securityholders are each the owners of 545,376 shares of common stock. From time to time, the Selling Securityholders will determine the number of the Shares which they may sell. The determination to sell will depend on a number of factors, including the price of the Common Stock from time to time. The information on the following table sets forth the information provided by the Selling Securityholders as of September 10, 1996, concerning the Selling Securityholders' ownership of the Shares. The Selling Securityholders beneficially own less than one percent of the issued Common Stock.

                         Shares             Shares Which  Shares Which May Be
   Stockholder            Presently Owned    May Be Sold   Owned After Sale (1)
   -----------            ---------------    -----------   --------------------

Daniel Mani Family Trust     545,376          545,376           0
Simon Mani Family Trust      545,376          545,376           0

(1) The information in this column assumes that the Selling
    Securityholders will sell all of their Shares.

    The Shares were acquired by the Selling Securityholders as of November 12, 1992, in connection with the Corporation's acquisition of International Baking Co., Inc., which is engaged in the business of manufacturing, distributing, and marketing fresh baked pita bread, bagels, bialys, and sweet muffins.

                                 PLAN OF DISTRIBUTION

    Any sale of the Shares by the Selling Securityholders will be for their own accounts. The Corporation will receive none of the proceeds from the offering of the Shares.

    The distribution of the Shares by the Selling Securityholders may be effected from time to time directly or by one or more broker-dealers or agents, in one or more transactions (which may involve crosses and block transactions) on the New York Stock Exchange, the Pacific Stock Exchange, the Midwest Stock Exchange or other exchanges on which the Common Stock is listed, pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more broker-dealers or agents agree to sell the Shares, they may do

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so by purchasing the Shares as principals or by selling the Shares as agents for the Selling Securityholders. The Selling Securityholders and any such broker-dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required at the time a particular offer of the Shares is made, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, including the proposed selling price to the public.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Corporation will bear all expenses of the offering, except that the Selling Securityholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Securityholders.

    The Corporation has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.

    The Corporation has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus is a part, continuously effective and usable for a period of at least two years from the date on which the Commission declares the Registration Statement effective or such shorter period which will terminate when all the Shares covered by the Registration Statement have been sold pursuant to the Registration Statement.

                                       EXPERTS

The consolidated financial statements and schedules of the Corporation incorporated by reference in this Prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen & Co., independent public accountants, and have been incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

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                                    LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Corporation by Janet L. Kelly, Esq., Senior Vice President, Secretary and General Counsel of the Corporation. As of September 1, 1996, Ms. Kelly owned 12,002 shares of Common Stock and had the right to acquire 12,333 shares of Common Stock through the exercise of options pursuant to stock option plans of the Corporation.